Exhibit 99.1

Yongye International, Inc. Special Committee Selects Independent Financial Advisor in Connection with "Going Private" Proposal

BEIJING, Oct. 25, 2012 /PRNewswire-FirstCall/ -- Yongye International, Inc. (NASDAQ: YONG) ("Yongye" or the "Company"), a leading developer, manufacturer and distributor of crop nutrient products in China, today announced that the Special Committee of its Board of Directors (the "Special Committee"), formed to consider certain potential transactions involving the Company, including the preliminary, non-binding proposal (the "Proposal") from a buyer group (the "Buyer Group") including (i) Mr. Zishen Wu, the Company's Chairman and Chief Executive Officer, (ii) Full Alliance International Limited, (iii) MSPEA Agriculture Holding Limited, and (iv) Abax Global Capital (Hong Kong) Limited, to acquire all of the outstanding shares of common stock of the Company not currently owned by the Buyer Group in a going private transaction (the "Proposed Transaction"), has retained Houlihan Lokey as the Special Committee's independent financial advisor.  As previously announced, the Special Committee has retained Cleary Gottlieb Steen & Hamilton LLP to serve as its legal counsel.

The Special Committee is evaluating and considering the Proposal as well as the Company's other alternatives.  No decisions have been made by the Special Committee with respect to the Company's response to the Proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.

About Yongye International, Inc.

Yongye International, Inc. is a leading crop nutrient company headquartered in Beijing, with its production facilities located in Hohhot, Inner Mongolia, China.  Yongye's principal product is a liquid crop nutrient, from which the Company derived substantially all of the sales in 2011.  The Company also produces powder animal nutrient product which is mainly used for dairy cows.  Both products are sold under the trade name "Shengmingsu", which means "life essential" in Chinese.  The Company's patented formula utilizes fulvic acid as the primary compound base and is combined with various micro and macro nutrients that are essential for the health of the crops.  The Company sells its products primarily to provincial level distributors, who sell to the end-users either directly or indirectly through county-level and village-level distributors.  For more information, please visit the Company's website at www.yongyeintl.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this announcement may be viewed as "forward-looking statements" within the meaning of Section 27A of U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Act of 1934, as amended.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual performance, financial condition or results of operations of the Company to be materially different from any future performance, financial condition or results of operations implied by such forward-looking statements.  The accuracy of these statements may be affected by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated.  The Company undertakes no ongoing obligation, other than that imposed by law, to update these statements.

CONTACTS

Yongye International, Inc.
Ms. Kelly Wang
Finance Director - Capital Markets
Phone: +86-10-8231-9608
E-mail: ir@yongyeintl.com

Ms. Wendy Xuan
Business Associate
Phone: +86-10-8232-8866 x 8827
E-mail: ir@yongyeintl.com

FTI Consulting
Mr. John Capodanno (U.S.)
Phone: +1-212-850-5705
E-mail: john.capodanno@fticonsulting.com

Ms. May Shen (Beijing)
Phone: +86-10-8591-1951
E-mail: may.shen@fticonsulting.com